EXHIBIT 10.1

AVANEX CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

Avanex Corporation (the “Company”) hereby grants you, [                        ] (the “Grantee”), the number of Restricted Stock Units indicated below under the Company’s 1998 Stock Plan (the “Plan”). The date of this Agreement is [Date] (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Grant Date:	[Date]

Total Number of Restricted Stock Units:	[Insert Number]

Scheduled Vesting:	The Restricted Stock Units will vest in accordance with the following schedule: 12.5% of the Restricted Stock Units awarded shall vest on [Date] and 12.5% of the Restricted Stock Units awarded shall vest each quarter thereafter, such that 100% of the Restricted Stock Units will be fully vested on [Date], subject to the Reporting Person continuing to be a Service Provider through such date.

Purchase Price per Share:	$.001

Total Purchase Price	[Insert Number]

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement, including Appendix A, and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 4 through 8 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY SHARES.

AVANEX CORPORATION	GRANTEE

By:
Title:	[Name]

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT

1. Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.001, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.

2. Payment of Purchase Price. When the Restricted Stock Units are paid out to the Grantee, par value will be deemed paid by the Grantee for each Restricted Stock Unit through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

3. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 4, 5 or 6, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation.

4. Vesting Schedule. Except as otherwise provided in paragraphs 5 or 6 of this Agreement, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on any such date actually will vest only if the Grantee continues to be a Service Provider through such date.

5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Grantee remains a Service Provider through such date(s)).

6. Change of Control Acceleration

(a) Acceleration Upon a Change of Control. In the event of a Change of Control of the Company that occurs while the Grantee provides services to the Company, the vesting of the Restricted Stock Units accelerate so that a total of 50% of the Restricted Stock Units awarded by the Agreement shall be vested upon the date the Change of Control is consummated. The remaining unvested Restricted Stock Units shall vest such that 50% of the remaining unvested Restricted Stock Units shall vest each quarter thereafter, such that 100% of the Restricted Stock Units will be fully vested on the six month anniversary of the Change of Control. For example, if a Change of Control occurs when 25% of the Restricted Stock Units are vested, then this award shall have accelerated vesting as to an additional 25% of the Restricted Stock Units awarded by the Agreement and the remaining unvested Restricted Stock Units shall vest in two equal quarterly installments, each constituting 50% of the Restricted Stock Units awarded by the Agreement. If a Change of Control occurs after more than 50% of the Restricted Stock Units awarded by the Agreement have vested, then there will be no acceleration of vesting under this provision at the time of the Change of Control, and the remaining unvested Restricted Stock Units shall vest in two equal quarterly installments, each constituting 50% of the remaining unvested Restricted Stock Units awarded by the Agreement.

(b) Acceleration In Connection with a Termination of Employment. Upon an Involuntary Termination of the Grantee’s employment other than for Cause upon or within 6 months after a Change of Control, the Restricted Stock Units awarded by the Agreement shall be fully (i.e. 100%) vested as of the date of such termination.

The following terms referred to in this Agreement shall have the following meanings:

(i) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Grantee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Grantee, (ii) conviction of a felony that is injurious to the Company, and (iii) a willful act by the Grantee which constitutes gross misconduct and which is injurious to the Company

(ii) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities other than in a private financing transaction approved by the Board of Directors;

(2) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company;

(3) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction; or

(4) the sale or disposition by the Company of all or substantially all the Company’s assets.

(iii) Disability. “Disability” shall mean that the Grantee has been unable to substantially perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Grantee or the Grantee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(iv) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Grantee’s express written consent, the significant reduction of the Grantee’s duties or responsibilities relative to the Grantee’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination”; (ii) without the Grantee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Grantee immediately prior to such reduction; (iii) without the Grantee’s express written consent, a material reduction by the Company in the base compensation of the Grantee as in effect immediately prior to such reduction, or the ineligibility of the Grantee to continue to participate in any long-term incentive plan of the Company; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Grantee is entitled immediately prior to such reduction with the result that the Grantee’s overall benefits package is significantly reduced; (v) the relocation of the Grantee to a facility or a location more than 50 miles from the Grantee’s then present location, without the Grantee’s express written consent; or (vi) any purported termination of the Grantee by the Company which is not effected for death or Disability or for Cause, or any purported termination for which the grounds relied upon are not valid.

7. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraphs 4 or 6 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 10. Any Restricted Stock Units that vest in accordance with paragraph 5 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares in accordance with the provision of such paragraph, subject to paragraph 10.

8. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4, 5 or 6 at the time the Grantee ceases to be a Service Provider will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 8.

9. Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

10. Withholding of Taxes. When the Shares are issued as payment for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by Avanex (or the employing Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder; any additional withholding necessary for this reason will be done by the Company through the Grantee’s paycheck. Accordingly, to the extent the Fair Market Value of the number of whole Shares withheld by the Company exceeds the withholding taxes, the Company will pay the Grantee the difference. The Company (or the employing Subsidiary) may instead, in its discretion, without an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Restricted Stock Units. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this paragraph 10. All income and other taxes related to the Restricted Stock Unit award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.

11. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on Restricted Stock Units nor Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as a Service Provider for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s (or employing Subsidiary’s) right to terminate the Grantee’s relationship as a Service Provider at any time, with or without cause.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 40919 Encyclopedia Circle, Fremont, California 94538, or at such other address as the Company may hereafter designate in writing.

14. Grant is Not Transferable. Except to the limited extent provided in paragraph 9 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Delay in Payment of Shares. Notwithstanding anything to the contrary in this Agreement, any Restricted Stock Unit otherwise payable in Shares to Grantee pursuant to this Agreement will not be paid during the six-month period following Grantee’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Grantee to incur an additional tax under Section 409A of the Internal Revenue Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any Restricted Stock Unit otherwise payable in Shares to Executive pursuant to this Agreement during the six (6) months following Grantee’s termination will accrue during such six-month period and will become payable on the date six (6) months and one (1) day following the date of Grantee’s termination.

18. Conditions for Issuance of Certificates for Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

19. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

20. Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Grantee, the Company and all other persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

23. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

24. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

25. Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

26. Notice of Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

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